August 6, 2007

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: Veracity Management Global, Inc.
File No.: 0-52493

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on August 6, 2007 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

Malone & Bailey, PC

www.malone-bailey.com
Houston, Texas